EXHIBIT 1

                                    CHARTER
                                    of  the
                                 AUDIT COMMITTEE


Preamble

There shall be a standing committee of the Board of Directors to be known as the Audit Committee.

The Audit Committee shall consist exclusively of Directors who are independent of management and who are not officers or employees of the Company or of any entity controlling, controlled by or under common control with the Company, and who are not a beneficial owner of a controlling interest in the voting stock of the Company.

Audit Committee members and its chairman shall be appointed by the full Board of Directors. The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

Responsibilities
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-  The Audit Committee shall assist the Board of Directors in fulfilling its oversight responsibilities of the financial reporting, auditing, internal control, and compliance with the laws and regulations relating to the safety and soundness of the Company.

- The Audit Committee shall provide open avenues of communication among the internal auditors, the independent accountants, and the Board of Directors.

- At the direction of, or with the concurrence of the Board of Directors, the Audit Committee shall conduct or authorize investigations into matters within the Audit Committee's scope of responsibilities, and authorize the retention of independent counsel, accountants or other assistance needed to assist in such an investigation.

- The Audit Committee shall do whatever else the law, the Company's charter or bylaws or the Board of Directors requires.

- At the direction of, or with the concurrence of the Board of Directors, the Audit Committee shall engage independent accountants for the purposes of performing outside audits and for such other purposes as the Audit Committee deems necessary. The Audit Committee shall also review and dismiss the independent accountants, if deemed necessary. The Audit Committee shall also review and approve any fees paid to the independent accountants.

- The Audit Committee shall select, replace, reassign, or dismiss the director of internal audit, subject to approval by the full Board of Directors.

- The Audit Committee shall confirm and assure the independence of the internal auditor and the independent accountants.

- Any recommendations by either management or the independent accountants to engage additional auditors shall be referred to the Audit Committee for consideration. The decision of the Audit Committee shall be subject to the approval of the full Board of Directors.

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-  The Audit Committee shall insure that the director of internal auditing and the independent accountants coordinate the internal and external audits to insure that there is completeness of coverage, reduced redundancy and effective use of audit resources.

- The Audit Committee shall ascertain that the independent accountants view the Board of Directors as its client. At least annually, the independent accountants shall be available to meet with the full Board of Directors. The independent accountants shall provide the committee with a timely analysis of significant financial reporting issues.

- The Audit Committee shall consider, in consultation with the independent accountants and the director of internal auditing, the scope of both the internal audit and the external audit.

- Management, the director of internal auditing and the independent accountants shall report to the Audit Committee about significant risks and exposures to the Company and, the Audit Committee shall assess management's steps to minimize them.

- The Audit Committee will review the following with the independent accountants and the director of internal audit:

   --	The adequacy and effectiveness of the Company's internal controls, including computerized information system controls and security thereof.

   --	The Company's compliance with the laws and regulations relating to safety and soundness.

   --	Any significant findings and recommendations made by the independent accountant or director of internal audit, together with management's responses to them.

- As soon as practicable after the completion of the annual examination, the Audit Committee will review the following with management and the independent accountants:

   --	The Company's annual consolidated financial statements and related footnotes.

   --	The independent accountant's audit of and report on the financial statements.

   --	The independent accountant's qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures and how aggressive, or conservative, the accounting principles and underlying estimates are.

   --	Any serious difficulties or disputes with management encountered during the course of the audit.

   --	Anything else about the procedures or findings that generally accepted auditing standards, specifically Statement on Auditing Standard No. 61, requires the independent accountants to discuss with the Committee.

- The Audit Committee will consider and review with management and the director of internal audit:

   --	Any significant findings during the year and management's responses to them.

   --	Any difficulties the internal auditor encountered while conducting audits, including any restrictions on the scope of their work or access to required information.

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   --	Any changes to the planned scope of the Company's internal audit plan that the Audit Committee thinks advisable.

   --	The internal auditing department's budget and staffing.

- The Audit Committee will review the interim financial reports with management and the independent accountants and the director of internal auditing, if necessary, before those interim reports are released to the public or filed with the SEC or other regulators.

- The Audit Committee will review annual filings with the SEC and other published documents containing the Company's financial statements and will consider whether the information is consistent with the information in the financial statements.

- If necessary, the Audit Committee will prepare a letter for inclusion in the Annual Report that describes the committee's composition and responsibilities and how the responsibilities were fulfilled.

- Annually review and recommend to the Board of Directors any changes in the Audit Committee's Charter.

- Review policies and procedures covering officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of those areas by the internal auditor or the independent accountants.

- Review, with the director of internal auditing and the independent accountants, the results of their examination on compliance with the Company's code of conduct.

- Review legal and regulatory matters that may have a material effect on the Company's financial statements, compliance policies and programs and reports from regulators.

- Meet with the director of internal auditing, the independent accountants and management in separate executive sessions to discuss any matters the committee or these groups believe should be discussed privately with the Audit Committee.

Procedures
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The Audit Committee shall meet at least four times each year or more frequently if circumstances make that preferable. The Audit Committee Chairman has the power to call a committee meeting whenever he or she thinks there is a need. An Audit Committee member should not vote on any matter in which he or she is not independent. The Audit Committee may ask members of management or others to attend the meetings and is authorized to receive all pertinent information from management.